Exhibit 21

                                  SUBSIDIARIES


Set forth below is a list of all subsidiaries of Burlington Industries, Inc. (the "Corporation")* and, as to each person named, the percentage of voting securities owned, or other bases of control, by its immediate parent.




                                                     Percentage of Voting
                                    State or         Power Represented by
                                  Jurisdiction       Securities Owned by
                                       of            the Corporation on
       Name                       Incorporation      September 30, 2000
-----------------------          --------------      ---------------------


B.I. Funding, Inc.                  Delaware                100%

BII Mexico Holdings I, Inc.         Delaware                100%

Burlington Apparel Services
 Company                            Delaware                100%

Burlington Fabrics Inc.             Delaware                100%

Insuratex, Ltd.                     Bermuda                 100%

Textiles Morelos, S.A. de C.V.      Mexico                  100%








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*        The names of 16 domestic subsidiaries and 5 foreign subsidiaries of the
         Corporation have been omitted because, considered in the aggregate, they would not constitute a significant subsidiary. All of the foregoing subsidiaries are included in the consolidated financial statements of the Corporation.